Exhibit 10.7
Mobile Data Corp.

2033 Gateway Place, 5th Floor
San Jose, California
95110

August 4, 2011

BEET Company Ltd. 90 Main Street Road Town, Tortola British Virgin Islands Attention: Soha Hamdan
Dear Ms. Hamdan:

Re:  BEET Company Ltd. (“BEET”) – Asset Purchase

This letter will confirm our numerous discussions concerning the proposed purchase of the assets of the business of BEET, including all software rights to the LiveJive Broadcaster Software, the domain name livejive.com, intellectual property, equipment, and technology used in and related to the business of BEET, and including any related technology or Facebook applications to be developed (collectively, the “Asset” or the “Assets”).

This Letter Agreement sets forth the terms and conditions of the proposed purchase, which, when accepted by BEET, will form a binding agreement between us, such agreement to be embodied in due course in a more formal agreement (the “Formal Agreement”).

Background

For the purposes of our proposed acquisition, we have each relied upon the following information:

(a)	BEET is a BVI limited liability company duly organized and validly subsisting;

(b)	Mobile Data Corp. is a Nevada company duly organized and validly subsisting and is a SEC reporting company in good standing;

(c)	BEET is the sole owner of the Assets;

(d)
BEET is, at the time of entering into this agreement, the recorded holder and beneficial owner of the Assets, free and clear of all liens, encumbrances, assignments, mortgages, actions, and charges of any kind held by any person or persons, corporations, or government bodies against the Assets, and no taxes or payments are due in respect of any thereof; and

(e)	there are no options, rights or other agreements to purchase the Assets, and BEET has not granted anyone else the right to purchase all or some of the Assets.

Exhibit 10.7 - Page - 1

Proposed Acquisition

Based on the foregoing information, we agree as follows:

1.
We will purchase from BEET all of the Assets.  Included in the Assets  at the time of purchase will be all copyrights, trademarks, patents, designs, know-how, trade secrets, equipment, and contracts that embody in whole or in part the Assets.

2.
The aggregate purchase price of the Assets will be up to a maximum of US$250,000 payable in 2.5 million restricted common shares of Mobile Data Corp. at a deemed price of $0.05 per share and an annual royalty payment of 20% of the gross revenues generated by Mobile Data Corp. in the use of the Assets in its business.  The 2.5 million restricted common shares will be issued within 10 business days of the signing of the Formal Agreement.

3.
It is understood that contained in the Formal Agreement will be the normal and usual covenants and warranties for a transaction of this nature, including among other things, but without limitation, the ownership of the Assets and the right of BEET to sell the Assets.  The Formal Agreement will also disclose and contain warranties concerning, without limitation, the nature of ownership of and good title to the Assets; the holdings of permits, licences, consents and authorities necessary for the use of the Assets; all contracts and other obligations dealing with the Assets; and all outstanding guarantees and performance bonds attached to the Assets.

4.	The Formal Agreement will also contain customary conditions precedent to closing, including, without limitation, the following:

a.	We will conduct our due diligence on the Assets and evaluate the Assets and obtain satisfactory results from our due diligence and evaluation.

b.	We will complete the due diligence and evaluation within 30 calendar days of the date this Letter Agreement is accepted by BEET.

c.	BEET will obtain any required consents for the transfer of title of the Assets.

d.
We will enter into a management agreement with BEET to provide services to us for the purpose of developing the Assets and any new technology or improvements to the Assets for as long as we are the legal and beneficial owner of the Assets subject to the terms and conditions of such management agreement.

The Formal Agreement will provide that if these conditions are not fulfilled or waived prior to closing, the obligations of the parties thereunder will be null and void unless the fulfilment of any such condition was not reasonably capable of being performed.

5.
Pending the closing of the transaction, we and our representatives will have, at reasonable times and with minimal disruption, access to BEET and to its books and records, financial and operating data, material contracts and other information with respect to the business as we will reasonably request.

6.	All information will be kept confidential and will be divulged by the parties only to their respective principals and professional advisors.

Exhibit 10.7 - Page - 2

7.
Prior to execution of the Formal Agreement and so long as negotiations on this proposal continue and are being pursued in good faith, BEET agrees neither to solicit expressions of interest nor offers from any other parties concerning the sale of the Assets nor to negotiate same or to take any steps in furtherance thereof.

Miscellaneous

8.
Each of the parties hereby will pay their own costs, expenses and fees (including, without limitation, legal counsel) incurred in connection with the preparation, execution and the consummation of this Letter Agreement and the Formal Agreement.

9.
This Letter Agreement and the Formal Agreement will be interpreted in accordance with the laws of the State of Nevada and will enure to the benefit of and be binding upon us and BEET and our respective heirs, successors and permitted assigns.

10.
All parties agree to sign such further and other deeds and documents, including without limitation, the Formal Agreement and to give such further and other assurances as may be necessary to fully implement this Letter Agreement.

11.
If the foregoing accurately sets forth your understanding of our agreement, please sign this Letter Agreement where indicated below which will then form a binding agreement among us, subject only to the terms and conditions aforesaid.  We will then immediately begin our due diligence and preparation of the Formal Agreement.

Yours truly,

Mobile Data Corp.

Per:      /s/ Steven Cozine                                                                                                          c/s
  Steven Cozine - President

ACCEPTED AND AGREED TO THIS                         4TH            DAY OF AUGUST, 2011:

BEET Company Ltd

Per:        /s/ Soha Hamdan
  Soha Hamdan - President

Exhibit 10.7 - Page - 3